Exhibit 10.3

THE MACERICH COMPANY
[2013] LTIP UNIT AWARD AGREEMENT

[2013] LTIP UNIT AWARD AGREEMENT made as of date set forth on Schedule A hereto between The Macerich Company, a Maryland corporation (the “Company”), its subsidiary The Macerich Partnership, L.P., a Delaware limited partnership and the entity through which the Company conducts substantially all of its operations (the “Partnership”), and the party listed on Schedule A (the “Grantee”).

RECITALS

A.                                    The Grantee is a key employee of the Company or one of its Subsidiaries or affiliates and provides services to the Partnership.

B.                                    Pursuant to its Long-Term Incentive Plan (“LTIP”) the Company can award units of limited partnership interest of the Partnership designated as “LTIP Units” in the Partnership Agreement (as defined herein) under The Macerich Company 2003 Equity Incentive Plan, as amended (the “2003 Plan”), to provide certain key employees of the Company or its Subsidiaries and affiliates, including the Grantee, in connection with their employment with the long-term incentive compensation described in this Award Agreement (this “Agreement” or “Award Agreement”), and thereby provide additional incentive for them to promote the progress and success of the business of the Company and its Subsidiaries and affiliates, including the Partnership, while increasing the total return to the Company’s stockholders.  [2013] LTIP Units (as defined herein) have been awarded by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) pursuant to authority delegated to it by the Board as set forth in the Committee’s charter, including authority to make grants of equity interests in the Partnership which may, under certain circumstances, become exchangeable for shares of the Company’s Common Stock reserved for issuance under the 2003 Plan, or any successor equity plan (as any such plan may be amended, modified or supplemented from time to time, collectively the “Stock Plan”).  This Agreement evidences an award to the Grantee under the LTIP (this “Award”), which is subject to the terms and conditions set forth herein.

C.                                    The Grantee was selected by the Committee to receive this Award as one of a select group of highly compensated or management employees who, through the effective execution of their assigned duties and responsibilities, are in a position to have a direct and measurable impact on the Company’s long-term financial results.  Effective as of the grant date specified in Schedule A hereto, the Committee awarded to the Grantee the number of [2013] LTIP Units (as defined herein) set forth in Schedule A.

NOW, THEREFORE, the Company, the Partnership and the Grantee agree as follows:

1.                                      Administration.  The LTIP and all awards thereunder, including this Award, shall be administered by the Committee, which in the administration of the LTIP shall have all the powers and authority it has in the administration of the Stock Plan, as set forth in the Stock Plan.  The Committee may from time to time adopt any rules or procedures it deems necessary or desirable for the proper and efficient administration of the LTIP, consistent with the terms hereof and of the Stock Plan.  The Committee’s determinations and interpretations with respect to the LTIP and this Agreement shall be final and binding on all parties.

2.                                      Definitions.  Capitalized terms used herein without definitions shall have the meanings given to those terms in the Stock Plan.  In addition, as used herein:

“Award [2013] LTIP Units” has the meaning set forth in Section 3(a).

“Award [2013]-2 LTIP Units” has the meaning set forth in Section 3(b).

“Cause” for termination of the Grantee’s employment means that the Company, acting in good faith based upon the information then known to the Company, determines that the Grantee has:

(a)                                 failed to perform in a material respect without proper cause his obligations under the Grantee’s Service Agreement (if one exists);

(b)                                 been convicted of or pled guilty or nolo contendere to a felony; or

(c)                                  committed an act of fraud, dishonesty or gross misconduct which is materially injurious to the Company.

Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Applicable Board (as defined below) or upon the instructions of the Chief Executive Officer of the Company or based upon the advice of counsel or independent accountants for the Company shall be conclusively presumed for purposes of this Agreement to be done, or omitted to be done, by the Grantee in good faith and in the best interests of the Company.  The cessation of employment of the Grantee shall not be deemed to be for Cause under clause (a) or (c) above unless and until there shall have been delivered to the Grantee a copy of a resolution duly adopted by the affirmative vote of at least a majority of the entire membership of the Applicable Board (excluding the Grantee and any relative of the Grantee, if the Grantee or such relative is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Grantee and the Grantee is given an opportunity, together with counsel for the Grantee, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Grantee is guilty of the conduct described in clause (a) or (c) above, and specifying the particulars thereof in reasonable detail.  For purposes of the definition of Cause, “Applicable Board” means the Board or, if the Company is not the ultimate parent corporation of the Company and its Affiliates and is not publicly-traded, the board of directors of the ultimate parent of the Company.

“Change of Control” means any of the following:

(a)                                 The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 33% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or successor or (iv) any acquisition by any entity pursuant to a transaction that complies with (c)(i), (c)(ii) and (c)(iii) below;

(b)                                 Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)                                  Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (“Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 20% existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)                                 Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means shares of the Company’s common stock, par value $0.01 per share, either currently existing or authorized hereafter.

“Continuous Service” means the continuous service to the Company or any Subsidiary or affiliate, without interruption or termination, in any capacity of employee, or, with the written consent of the Committee, consultant.  Continuous Service shall not be considered interrupted in the case of (A) any approved leave of absence, (B) transfers among the Company and any Subsidiary or affiliate, or any successor, in any capacity of employee, or with the written consent of the Committee, consultant, or (C) any change in status as long as the individual remains in the service of the Company and any Subsidiary or affiliate in any capacity of employee, member of the Board or (if the Company specifically agrees in writing that the Continuous Service is not uninterrupted) a consultant.  An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

“Current Distributions” has the meaning set forth in Section 7(b).

“Contingent Distributions” has the meaning set forth in Section 7(c).

“Disability” means (1) a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code, or (2) the absence of the Grantee from his duties with the Company on a full-time basis for a period of nine months as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Grantee or his legal representative (such agreements as to acceptability not to be unreasonably withheld).  “Incapacity” as used herein shall be limited only to a condition that substantially prevents the Grantee from performing his or her duties.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of a Share as of a particular date means the fair market value of a Share as determined by the Committee using any reasonable method and in good faith (such determination will be made in a manner that satisfies Section 409A of the Code and in good-faith as required by Section 422(c)(1) of the Code); provided that (a) if Shares are then listed on a national stock exchange, the closing sales price per Share on the principal national stock exchange on which Shares are listed on such date (or, if such date is not a trading date on which there was a sale of such Shares on such exchange, the last preceding date on which there was a sale of Shares on such exchange), (b) if Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for Shares in the principal over-the-counter market on which Shares are traded on such date (or, if such date is not a trading date on which there was a sale of Shares on such market, for the last preceding date on which there was a sale of Shares in such market), or (c) if Shares are not then listed on a national stock exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where Shares are so listed or traded, the Committee may make such discretionary determinations where Shares have not been traded for 10 trading days.

“Good Reason” means an action taken by the Company, without the Grantee’s written consent thereto, resulting in a material negative change in the employment relationship.  For these purposes, a “material negative change in the employment relationship” shall include, without limitation, any one or more of the following reasons, to the extent not remedied by the Company within 30 days after receipt by the Company of written notice from the Grantee provided to the Company within 90 days (the “Cure Period”) of the Grantee’s knowledge of the occurrence of an event or circumstance set forth in clauses (a) through (e) below specifying in reasonable detail such occurrence:

(a)                                 the assignment to the Grantee of any duties materially inconsistent in any respect with the Grantee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other material diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity);

(b)                                 a change in the Grantee’s principal office location to a location further away from the Grantee’s home which is more than 30 miles from the Grantee’s current principal office;

(c)                                  the taking of any action by the Company to eliminate benefit plans in which the Grantee participated in or was eligible to participate in immediately prior to a Change of Control without providing substitutes therefor, to materially reduce benefits thereunder or to substantially diminish the aggregate value of the incentive awards or other fringe benefits; provided that if neither a surviving entity nor its parent following a Change of Control is a publicly-held company, the failure to provide stock-based benefits shall not be deemed good reason if benefits of comparable value using recognized valuation methodology are substituted therefor; and provided further that a reduction or elimination in the aggregate of not more than 10% in aggregate benefits in connection with across the board reductions or modifications affecting similarly situated persons of executive rank in the Company or a combined organization shall not constitute Good Reason;

(d)                                 any one or more reductions in the Grantee’s Base Salary that, individually or in the aggregate, exceed 10% of the Grantee’s Base Salary; or

(e)                                  any material breach by the Company of the Grantee’s Service Agreement (if one exists).

In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Grantee’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within two years following the occurrence of such condition in order for such termination as a result of such condition to constitute a termination for Good Reason.  If the Grantee suffers a Disability or dies following the occurrence of any of the events described in clauses (a) through (e) above and the Grantee has given the Company the requisite written notice but the Company has failed to remedy the situation prior to such physical or mental incapacity or death, the Grantee’s physical or mental incapacity or death shall not affect the ability of the Grantee or his heirs or beneficiaries, as applicable, to treat the Grantee’s termination of employment as a termination for Good Reason.

For purposes of the definition of Good Reason, the term “Base Salary” means the annual base rate of compensation payable to Grantee by the Company as of the Grantee’s date of termination, before deductions or voluntary deferrals authorized by the Grantee or required by law to be withheld from the Grantee by the Company.  Salary excludes all other extra pay such as overtime, pensions, severance payments, bonuses, stock incentives, living or other allowances, and other perquisites.

“[2013] LTIP Units” means units of limited partnership interest of the Partnership designated as “LTIP Units” in the Partnership Agreement awarded pursuant to this Agreement under the LTIP having the rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption set forth in the Partnership Agreement.  Unless the context otherwise requires, the term “[2013] LTIP Units” shall include all Award [2013] LTIP Units and Award [2013]-2 LTIP Units.

“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of the Partnership, dated as of March 16, 1994, among the Company, as general partner, and the limited partners who are parties thereto, as amended from time to time.

“Peer REIT” means each of the business entities qualified as real estate investment trusts (“REITs”) that are part of the constituent companies contained in the FTSE NAREIT ALL EQUITY REITs Index, which excludes REITs classified as “hybrid REITs” and all REITs classified as “mortgage REITs” included in the FTSE NAREIT Index.  The Committee may in its sole and absolute discretion exclude from the group of Peer REITs any REIT (A) that is in bankruptcy at any point during the Performance Period or (B) that was added to or removed from the FTSE NAREIT Index during the Performance Period or otherwise was not part of the index for the full Performance Period.  In lieu of excluding such Peer REIT altogether, the Committee may adjust the calculation of Total Return to the extent determined by the Committee in its reasonable discretion.

“Peer REIT Total Return” means, for a Peer REIT, with respect to the Performance Period, the absolute total stockholder return of the common equity of such Peer REIT during the Performance Period, calculated in the same manner as Total Return is calculated for the Company.

“Performance Period” means, the period commencing on (and including) January 1, [2013] and concluding on (and including) the earliest of (a) December 31, [2013], (b) the date of a Change of Control or (c) the date of a Qualified Termination.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other entity or “group” (as defined in the Exchange Act).

“Qualified Termination” means a termination of the Grantee’s employment (A) by the Company for no reason, or for any reason other than for Cause, death or Disability, (B) by the Grantee for Good Reason, or (C) as a result of the Grantee’s death or Disability.

[“Service Agreement” means, as of a particular date, any employment, consulting or similar service agreement, including, without limitation, management continuity agreement, then in effect between the Grantee, on the one hand, and the Company or one of its affiliates, on the other hand, as amended or supplemented through such date. ]*

“Share Price” means, as of a particular date, the Fair Market Value of one Share for such date; provided further, however, that if such date is the date upon which a Transactional Sale Event occurs, the Share Price as of such date shall be equal to the fair market value in cash, as determined by the Committee, of the total consideration paid or payable in the transaction resulting in the Transactional Sale Event for one Share.

“Share” means a share of Common Stock, subject to adjustments pursuant to Section 6.2 of the 2003 Plan.

“Total Return” means, with respect to the Performance Period, the compounded total annual return that would have been realized by a stockholder who (1) bought one Share on the first day of the Performance Period at the Share Price on the date immediately preceding such day, (2) reinvested each dividend and other distribution declared during such period of time with respect to such Share (and any other Shares previously received upon reinvestment of dividends or other distributions) in additional Shares at the Share Price on the applicable dividend payment date, and (3) sold such Shares on the last day of such Performance Period at the Share Price on such date.  As set forth in, and pursuant to, Section 9 of this Agreement, appropriate adjustments to the Total Return shall be made to take into account all stock dividends, stock splits, reverse stock splits and the other events set forth in Section 9 that occur during the Performance Period.  In calculating Total Return, it is the current intention of the Committee to use total return to stockholders data for the Company and the Peer REITs available from one or more third party sources, though the Committee reserves the right to retain the services of a consultant to analyze relevant data or perform necessary calculations in its reasonable discretion for purposes of this Award.

“Transactional Sale Event” means (a) a Change of Control described in clause (a) of the definition thereof as a result of a tender offer for Shares or (b) a Change of Control described in clause (c) of the definition thereof.

“Units” means Partnership Units (as defined in the Partnership Agreement) that are outstanding or are issuable upon the conversion, exercise, exchange or redemption of any securities of any kind convertible, exercisable, exchangeable or redeemable for Partnership Units.

3.                                      Award of [2013] LTIP Units.

(a)                                 On the terms and conditions set forth in this Agreement, as well as the terms and conditions of the Stock Plan, the Grantee is hereby granted this Award consisting of the number of [2013] LTIP Units set forth on Schedule A hereto, which is incorporated herein by reference (the “Award [2013] LTIP Units”).

(b)                                 If pursuant to Section 4 hereof vesting above 100% of the Award [2013] LTIP Units occurs, an additional number of [2013] LTIP Units shall be granted to the Grantee to cover the excess vesting percentage based on the calculations to be made pursuant to Section 4 hereof (the “Award [2013]-2 LTIP Units”) and issued under the Partnership Agreement effective as of the last day of the Performance Period.  In connection with any such subsequent grant of Award [2013]-2 LTIP Units the Grantee shall execute and deliver to the Company and the Partnership such documents, comparable to the documents executed and delivered in connection with this Agreement, as the Company and/or the Partnership reasonably request in order to comply with all applicable legal requirements, including, without limitation, federal and state securities laws.

(c)                                  If pursuant to Section 3(b) hereof Award [2013]-2 LTIP Units are granted and issued to the Grantee, a payment in cash shall be made to the Grantee as soon as practicable after the time of such grant and issuance in an amount equal to (i) the total amount of all distributions (regular, special, extraordinary or otherwise) paid with respect to one Unit between the date of grant of the Award [2013] LTIP Units and the LTIP Unit Distribution Participation Date provided in Section 7(a) multiplied by (ii) the number of Award [2013]-2 LTIP Units granted and issued pursuant to Section 3(b) hereof.

(d)                                 [2013] LTIP Units shall constitute and be treated as the property of the Grantee as of the applicable grant date, subject to the terms of this Agreement and the Partnership Agreement.  Every grant of [2013] LTIP Units to the Grantee pursuant to this Award shall be set forth in minutes of the meetings of the Committee.  [2013] LTIP Units will be: (A) subject to vesting and/or forfeiture to the extent provided in Section 4; and (B) subject to restrictions on sale as provided in Section 8 hereof.

4.                                      Vesting of [2013] LTIP Units.

(a)                                 The percentage of the Grantee’s Award [2013] LTIP Units that will become vested at the end of the Performance Period will be based on the percentile rank of the Company’s Total Return relative to the Peer REIT Total Return for the Peer REITs for the Performance Period as set forth below, except as set forth in Section 5 hereof.

Percentile Rank	Percentage of Award Earned
At or above the 75th percentile (tier 3)	200% of the Award [2013] LTIP Units
At the 50th percentile (tier 2)	100% of the Award [2013] LTIP Units
At the 25th percentile (tier 1)	50% of the Award [2013] LTIP Units
Below the 25th percentile	0% of the Award [2013] LTIP Units

The percentile rank above shall be calculated using the following conventions:

Percentile Rank =	X
Y

Where:

X =                             the number of Peer REITs with a Peer REIT Total Return lower than the Company’s Total Return during the Performance Period.

Y =                             the total number of Peer REITs minus 1.

If Percentile Rank as calculated above is a not a whole number, then the award earned shall be calculated as if the calculation resulted in a percentile rank equal to the next higher whole integer.

If the percentile rank falls between two tiers, the award earned will be calculated using linear interpolation, such that for every additional percentile of rank between Tier 1 and Tier 2 an additional 2% of the Award [2013] LTIP Units will be earned and for every additional percentile of rank between Tier 2 and Tier 3 an additional 4% of the Award [2013] LTIP Units will be earned.  For example: (i) at the 34th percentile rank 68% of the Award [2013] LTIP Units will be earned {50% + [(9/25) x (50%)] = 68%}; and (ii) at the 71st percentile rank 184% of the Award [2013] LTIP Units will be earned {100% + [(21/25) x (100%)] = 184%}.

Vesting of the Grantee’s [2013] LTIP Units shall occur as of the last day of the Performance Period regardless of when the Committee completes its determination of percentile rank or any other calculations or assessments related to its determination of the vesting percentage.  If, as a result of performance above the 50th percentile, the percentage of the Grantee’s Award [2013] LTIP Units that will become vested as of the end of the Performance Period exceeds 100%, then Award [2013]-2 LTIP Units shall be granted and issued as of the vesting date pursuant to Section 3(b) and shall be immediately vested upon such grant and issuance.

For the avoidance of doubt, assuming no Change of Control (i.e. the last day of the Performance period is December 31, [2013]), the intent of this Section 4(a) is that (i) the Company’s Total Return will be calculated using as the first input the closing sales price per Share on the New York Stock Exchange on December 31, [2012] and as the last input the closing sales price per Share on the New York Stock Exchange on December 31, [2013], and (ii) each Peer REIT’s Total Return will be calculated using as the first input the Fair Market Value of a common share of such Peer REIT on December 31, [2012] and as the last input the Fair Market Value of a common share of such Peer REIT on December 31, [2013].

(b)                                 Notwithstanding the foregoing, if for the Performance Period the Company’s Total Return on an absolute basis is less than 3%, then the Committee may in its sole and absolute discretion make equitable adjustments to the vesting criteria for the Award [2013] LTIP Units set forth in Section 4(a) regardless of the percentile rank of the Company’s Total Return relative to the Peer REIT Total Return of the Peer REITs.  In addition, the Committee may, upon consideration of the statistical data for the Peer REITs relative to Peer REIT Total Return for the Performance Period, exercise its reasonable discretion to allow for vesting of Award [2013] LTIP Units under Section 4(a) on a basis other than a strict mathematical calculation of percentile rank to the extent appropriate in light of the circumstances.  By way of illustration, the foregoing would allow the Committee to provide for vesting to occur at a particular level if the Peer REIT Total Return of a number of Peer REITs is clustered within a narrow range such that the effect of the precise calculation of percentile rank would be that vesting would not occur or occur at a lower level.

(c)                                  Any Award [2013] LTIP Units that do not become vested pursuant to this Section 4 shall, without payment of any consideration by the Partnership, automatically and without notice terminate, be forfeited and be and become null and void as of the end of the Performance Period, and neither the Grantee nor any of his successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Award [2013] LTIP Units.

5.                                      Change of Control or Termination of Grantee’s Service Relationship.

(a)                                 [If the Grantee is a party to a Service Agreement, the provisions of Sections 5(b), 5(c) and 5(d) below shall govern the vesting of the Grantee’s Award [2013] LTIP Units exclusively in the event of a Change of Control or termination of the Grantee’s service relationship with the Company or any Subsidiary or affiliate, unless the Service Agreement contains provisions that expressly refer to this Section 5 and provides that those provisions of the Service Agreement shall instead govern the vesting of the Grantee’s Award [2013] LTIP Units.  The foregoing sentence will be deemed an amendment to any applicable Service Agreement to the extent required to apply its terms consistently with this Section 5, such that, by way of illustration, any provisions of the Service Agreement with respect to accelerated vesting or payout of the Grantee’s bonus or incentive compensation awards in the event of certain types of terminations of Grantee’s service relationship (such as, for example, termination at the end of the term, termination without Cause by the employer or termination for Good Reason by the employee) shall not be interpreted as requiring that any calculations set forth in Section 4 hereof be performed, or vesting occur with respect to this Award other than as specifically provided in this Section 5.]*  In the event an entity ceases to be a Subsidiary or affiliate of the Company, such action shall be deemed to be a termination of employment of all employees of that entity for purposes of this Agreement, provided that the Committee, in its sole and absolute discretion, may make provision in such circumstances for accelerated vesting of some or all of the Grantee’s unvested Award [2013] LTIP Units that have not previously been forfeited and, if applicable, for the granting of Award [2013]-2 LTIP Units effective immediately prior to such event.

(b)                                 In the event of a Change of Control or Qualified Termination prior to December 31, [2013], then:

(i)                                     the calculations provided in Section 4 hereof shall be performed effective as of the date of the Change of Control or Qualified Termination as if the Performance Period ended on such date;

(ii)                                  the number of Award [2013] LTIP Units resulting from the above calculations shall automatically and immediately be earned and become vested as of the date of the Change of Control or Qualified Termination;

(iii)                               if pursuant to the above calculations vesting above 100% of the Award [2013] LTIP Units occurs, the appropriate number of Award [2013]-2 LTIP Units shall be granted and issued to the Grantee to cover the excess vesting percentage based on such calculations and such Award [2013]-2 LTIP Units shall be immediately vested.  In connection with any such subsequent grant of Award [2013]-2 LTIP Units the Grantee shall execute and deliver to the Company and the Partnership such documents, comparable to the documents executed and delivered in connection with this Agreement, as the Company and/or the Partnership reasonably request in order to comply with all applicable legal requirements, including, without limitation, federal and state securities laws; and

(iv)                              following the date of the Change of Control or Qualified Termination no further calculations pursuant to Section 4 hereof shall be performed.  Any Award [2013] LTIP Units that do not become vested pursuant to this Section 5(b) shall, without payment of any consideration by the Partnership, automatically and without notice terminate, be forfeited and be and become null and void, and neither the Grantee nor any of his successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Award [2013] LTIP Units.

(c)                                  Notwithstanding the foregoing, in the event vesting pursuant to this Section 5(b) is determined to constitute “nonqualified deferred compensation” subject to Section 409A of the Code, then, to the extent the Grantee is a “specified employee” under Section 409A of the Code subject to the six-month delay thereunder, any such vesting or related payments to be made during the six-month period commencing on the Grantee’s “separation from service” (as defined in Section 409A of the Code) shall be delayed until the expiration of such six-month period.

(d)                                 In the event of a termination of employment or other cessation of the Grantee’s Continuous Service other than a Qualified Termination, effective as of the date of such termination or cessation, all [2013] LTIP Units except for those that had previously been earned and become vested pursuant to Section 4 hereof shall automatically and immediately be forfeited by the Grantee.  Any forfeited Award [2013] LTIP Units shall, without payment of any consideration by the Partnership, automatically and without notice be and become null and void, and neither the Grantee nor any of his successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such forfeited Award [2013] LTIP Units.  If the Grantee’s employment with the Company or a Subsidiary or affiliate terminates as a result of his or her Retirement, the Committee may, on a case-by-case basis and in its sole discretion, provide for accelerated or continued vesting of some or all of the Grantee’s unvested Award [2013] LTIP Units that have not previously been forfeited and, if applicable, for the granting of Award [2013]-2 LTIP Units, in each case effective prior to the Retirement.

(e)                                  [To the extent that the Grantee’s Service Agreement entitles the Grantee to receive any severance payments, or any other similar term used in the Grantee’s Service Agreement, from the Company in case of a termination of the Grantee’s employment following a Change of Control or a similar event (“Change of Control Benefits”), then for purposes of calculating the Grantee’s entitlement to such Change of Control Benefits any of the Award [2013] LTIP Units that vest pursuant to Section 4(a) (including any Award [2013]-2 LTIP Units granted pursuant to Section 3(b) hereof) shall be included as part of the Grantee’s bonus amount, or any other similar term used in the Grantee’s Service Agreement, for the Performance Period.  The value of such vested [2013] LTIP Units for purposes of determining such bonus amount shall be calculated by multiplying the Share Price as of end of the Performance Period by the sum of (i) the number of Award [2013] LTIP Units that vested on such date and (ii) the number of Award [2013]-2 LTIP Units, if any, granted pursuant to Section 3(b) hereof.]*

(f)                                   To the extent that Schedule A provides for amounts or schedules of vesting that conflict with the provisions of this Section 5, the provisions of Schedule A will be controlling and determinative.

6.                                      Payments by Award Recipients.  No amount shall be payable to the Company or the Partnership by the Grantee at any time in respect of this Award.

7.                                      Distributions.  Distributions on [2013] LTIP Units will be paid in accordance with the Partnership Agreement as modified hereby as follows:

(a)                                 The LTIP Unit Distribution Participation Date (as defined in the Partnership Agreement) with respect to those [2013] LTIP Units that have become vested in accordance with Sections 4 or 5 hereof shall be, with respect to both Award [2013] LTIP Units and Award [2013]-2 LTIP Units, the effective date of vesting of Award [2013] LTIP Units (i.e. the last day of the Performance Period).  Vested [2013] LTIP Units shall be entitled to receive the full distribution payable on Units outstanding as of the record date next following the date set forth in the preceding sentence, whether or not they will have been outstanding for the whole period.

(b)                                 Prior to the LTIP Unit Distribution Participation Date provided in Section 7(a) above, Award [2013] LTIP Units shall be entitled to receive 10% of regular periodic distributions payable to holders of Units (the “Current Distributions”) and 0% of special, extraordinary or other distributions made not in the ordinary course.

(c)                                  An amount equal to (i) the difference between (x) all distributions (regular, special, extraordinary or otherwise) paid with respect to one Unit between the date of grant of the Award [2013] LTIP Units and the LTIP Unit Distribution Participation Date provided in Section 7(a) and (y) the Current Distributions paid with respect to one Award [2013] LTIP Unit up to the LTIP Unit Distribution Participation Date provided in Section 7(a) (such difference, the “Contingent Distributions”) multiplied by (ii) the number of Award [2013] LTIP Units shall be credited to a notional (unfunded) account for the benefit of the Grantee on the books and records of the Partnership subject to vesting.  As promptly as practicable after the LTIP Unit Distribution Participation Date, an amount equal to the Contingent Distributions that would have been paid with respect to those Award [2013] LTIP Units that have become vested pursuant to Section 4 hereof (excluding any Award [2013]-2 LTIP Units which are provided for separately in Section 3(b) hereof) shall be paid to the Grantee.  Any portion of the notional account that is not payable to the Grantee shall be forfeited and revert to the Partnership free and clear of any claims by the Grantee.

(d)                                 Current Distributions paid with respect to Award [2013] LTIP Units prior to the LTIP Unit Distribution Participation Date will be subject to a full claw back to the extent that Award [2013] LTIP Units do not vest at the end of the Performance Period and are therefore forfeited.  The aggregate amount of such Current Distributions clawed back from the Grantee shall be refunded to the Partnership as promptly as practicable after the end of the Performance Period by offset against dividends payable to the Grantee on Shares or distributions payable to the Grantee on Units or other amounts due to the Grantee by the Company or the Partnership, or otherwise upon request from the Partnership to the Grantee in cash.

(e)                                  To the extent that the Partnership makes distributions to holders of Units partially in cash and partially in additional Units or other securities, unless the Committee in its sole discretion determines to allow the Grantee to make a different election, the Grantee shall be deemed to have elected with respect to all [2013] LTIP Units eligible to receive such distribution to receive 10% of such distribution in cash and 90% in Units, with the cash component constituting the Current Distribution prior to the LTIP Unit Distribution Participation Date.

8.                                      Restrictions on Transfer.  None of the [2013] LTIP Units shall be sold, assigned, transferred, pledged or otherwise disposed of or encumbered (whether voluntarily or involuntarily or by judgment, levy, attachment, garnishment or other legal or equitable proceeding) (each such action a “Transfer”), or redeemed in accordance with the Partnership Agreement (a) prior to vesting, (b) until after December 31, [2015] other than in connection with a Change of Control, and (c) unless such Transfer is in compliance with all applicable securities laws (including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”)), and such Transfer is in accordance with the applicable terms and conditions of the Partnership Agreement; provided that clause (b) above shall not apply with respect to the conversion into Units of [2013] LTIP Units that have become vested in accordance with Sections 4 or 5 hereof (“Converted LTIP Units”) or with respect to any Transfer either of [2013] LTIP Units that have become vested in accordance with Sections 4 or 5 hereof or of Converted LTIP Units, so long as such Transfer is permitted under the Partnership Agreement and is in connection with donative, estate or tax planning by the Grantee; and provided, further, that the Transferee agrees in writing with the Company and the Partnership not to make any further Transfer of such vested [2013] LTIP Units or Converted LTIP Units other than as permitted by this Section 8.  In connection with any Transfer of [2013] LTIP Units, the Partnership may require the Grantee to provide an opinion of counsel, satisfactory to the Partnership, that such Transfer is in compliance with all federal and state securities laws (including, without limitation, the Securities Act).  Any attempted Transfer of [2013] LTIP Units not in accordance with the terms and conditions of this Section 8 shall be null and void, and the Partnership shall not reflect on its records any change in record ownership of any [2013] LTIP Units as a result of any such Transfer, shall otherwise refuse to recognize any such Transfer and shall not in any way give effect to any such Transfer of any [2013] LTIP Units.   This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

9.                                      Changes in Capital Structure.  Without duplication with the provisions of Section 6.2 of the Stock Plan, if (a) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or other fundamental transaction similar thereto, (b) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization, significant repurchases of stock, or other similar change in the capital structure of the Company shall occur, (c) any extraordinary dividend or other distribution to holders of shares of Common Stock or Units other than regular cash dividends shall be made, or (d) any other event shall occur that in each case in the good faith judgment of the Committee necessitates action by way of appropriate equitable adjustment in the terms of this Award, the LTIP or the [2013] LTIP Units, then the Committee shall take such action as it deems necessary to maintain the Grantee’s rights hereunder so that they are substantially proportionate to the rights existing under this Award, the LTIP and the terms of the [2013] LTIP Units prior to such event, including, without limitation: (i) adjustments in the Award [2013] LTIP Units and the Award [2013]-2 LTIP Units, Share Price, Total Return or other pertinent terms of this Award; and (ii) substitution of other awards under the Stock Plan or otherwise.  The Grantee shall have the right to vote the [2013] LTIP Units if and when voting is allowed under the Partnership Agreement, regardless of whether vesting has occurred.

10.                               Miscellaneous.

(a)                                 Amendments; Modifications.  This Agreement may be amended or modified only with the consent of the Company and the Partnership; provided that any such amendment or modification materially and adversely affecting the rights of the Grantee hereunder must be consented to by the Grantee to be effective as against him; and provided, further, that the Grantee acknowledges that the Stock Plan may be amended or discontinued in accordance with Section 6.6 thereof and that this Agreement may be amended or canceled by the Committee, on behalf of the Company and the Partnership, for the purpose of satisfying changes in law or for any other lawful purpose, so long as no such action shall impair the Grantee’s rights under this Agreement without the Grantee’s written consent.  Notwithstanding the foregoing, this Agreement may be amended in writing signed only by the Company to correct any errors or ambiguities in this Agreement and/or to make such changes that do not materially adversely affect the Grantee’s rights hereunder.  No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by the parties which are not set forth expressly in this Agreement.  This grant shall in no way affect the Grantee’s participation or benefits under any other plan or benefit program maintained or provided by the Company.

(b)                                 Incorporation of Stock Plan; Committee Determinations.  The provisions of the Stock Plan are hereby incorporated by reference as if set forth herein.  In the event of a conflict between this Agreement and the Stock Plan, this Agreement shall be controlling and determinative.  The Committee will make the determinations and certifications required by this Award as promptly as reasonably practicable following the occurrence of the event or events necessitating such determinations or certifications.  In the event of a Change of Control, the Committee will perform any calculations set forth in Section 4 or Section 5 hereof required in connection with such Change of Control and make any determinations relevant to vesting with respect to this Award within a period of time that enables the Company to conclude whether Award [2013] LTIP Units become vested or are forfeited and whether any Award [2013]-2 LTIP Units need to be granted not later than the date of consummation of the Change of Control.

(c)                                  Status as a Partner.  As of the grant date set forth on Schedule A, the Grantee shall be admitted as a partner of the Partnership with beneficial ownership of the number of Award [2013] LTIP Units issued to the Grantee as of such date pursuant to Section 3(a) hereof by: (A) signing and delivering to the Partnership a copy of this Agreement; and (B) signing, as a Limited Partner, and delivering to the Partnership a counterpart signature page to the Partnership Agreement (attached hereto as Exhibit A).  The Partnership records shall reflect the issuance to the Grantee of Award [2013]-2 LTIP Units pursuant to Section 3(b) hereof, if any, whereupon the Grantee shall have all the rights of a Limited Partner of the Partnership with respect to the total number of [2013] LTIP Units then held by the Grantee, as set forth in the Partnership Agreement, subject, however, to the restrictions and conditions specified herein and in the Partnership Agreement.

(d)                                 Status of [2013] LTIP Units under the Stock Plan.  Insofar as the LTIP has been established as an incentive program of the Company and the Partnership, the [2013] LTIP Units are both issued as equity securities of the Partnership and granted as awards under the Stock Plan.  The Company will have the right at its option, as set forth in the Partnership Agreement, to issue shares of Common Stock in exchange for Units into which [2013] LTIP Units may have been converted pursuant to the Partnership Agreement, subject to certain limitations set forth in the Partnership Agreement, and such shares of Common Stock, if issued, will be issued under the Stock Plan.  The Grantee must be eligible to receive the [2013] LTIP Units in compliance with applicable federal and state securities laws and to that effect is required to complete, execute and deliver certain covenants, representations and warranties (attached as Exhibit B).  The Grantee acknowledges that the Grantee will have no right to approve or disapprove such determination by the Committee.

(e)                                  Legend.  The records of the Partnership evidencing the [2013] LTIP Units shall bear an appropriate legend, as determined by the Partnership in its sole discretion, to the effect that such [2013] LTIP Units are subject to restrictions as set forth herein, in the Stock Plan and in the Partnership Agreement.

(f)                                   Compliance With Securities Laws.  The Partnership and the Grantee will make reasonable efforts to comply with all applicable securities laws.  In addition, notwithstanding any provision of this Agreement to the contrary, no [2013] LTIP Units will become vested or be issued at a time that such vesting or issuance would result in a violation of any such laws.

(g)                                  Investment Representations; Registration.  The Grantee hereby makes the covenants, representations and warranties set forth on Exhibit B attached hereto.  All of such covenants, warranties and representations shall survive the execution and delivery of this Agreement by the Grantee.  The Partnership will have no obligation to register under the Securities Act any [2013] LTIP Units or any other securities issued pursuant to this Agreement or upon conversion or exchange of [2013] LTIP Units.  The Grantee agrees that any resale of the shares of Common Stock received upon the exchange of Units into which [2013] LTIP Units may be converted shall not occur during the “blackout periods” forbidding sales of Company securities, as set forth in the then applicable Company employee manual or insider trading policy.  In addition, any resale shall be made in compliance with the registration requirements of the Securities Act or an applicable exemption therefrom, including, without limitation, the exemption provided by Rule 144 promulgated thereunder (or any successor rule).

(h)                                 Section 83(b) Election.  In connection with each separate issuance of [2013] LTIP Units under this Award pursuant to Section 3 hereof the Grantee hereby agrees to make an election to include in gross income in the year of transfer the applicable [2013] LTIP Units pursuant to Section 83(b) of the Code substantially in the form attached hereto as Exhibit C and to supply the necessary information in accordance with the regulations promulgated thereunder.

(i)                                     Severability.  If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.  If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

(j)                                    Governing Law.  This Agreement is made under, and will be construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws of such state.

(k)                                 No Obligation to Continue Position as an Employee, Consultant or Advisor.  Neither the Company nor any affiliate is obligated by or as a result of this Agreement to continue to have the Grantee as an employee, consultant or advisor and this Agreement shall not interfere in any way with the right of the Company or any affiliate to terminate the Grantee’s service relationship at any time.

(l)                                     Notices.  Any notice to be given to the Company shall be addressed to the Secretary of the Company at its principal place of business and any notice to be given the Grantee shall be addressed to the Grantee at the Grantee’s address as it appears on the employment records of the Company, or at such other address as the Company or the Grantee may hereafter designate in writing to the other.

(m)                             Withholding and Taxes.  No later than the date as of which an amount first becomes includible in the gross income of the Grantee for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to this Award, the Grantee will pay to the Company or, if appropriate, any of its affiliates, or make arrangements satisfactory to the Committee regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount.  The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee.

(n)                                 Headings.  The headings of paragraphs hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

(o)                                 Counterparts.  This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document.  All counterparts shall be construed together and constitute the same instrument.

(p)                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company and the Partnership, on the one hand, and any successors to the Grantee, on the other hand, by will or the laws of descent and distribution, but this Agreement shall not otherwise be assignable or otherwise subject to hypothecation by the Grantee.

(q)                                 409A. This Agreement shall be construed, administered and interpreted in accordance with a good faith interpretation of Section 409A of the Code.  Any provision of this Agreement that is inconsistent with Section 409A of the Code, or that may result in penalties under Section 409A of the Code, shall be amended, in consultation with the Grantee and with the reasonable cooperation of the Grantee and the Company, in the least restrictive manner necessary to (i) exclude the [2013] LTIP Units from the definition of “deferred compensation” within the meaning of such Section 409A or (ii) comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions, in each case without diminution in the value of the benefits granted hereby to the Grantee.

(r)                                    Complete Agreement.  This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

*These bracketed provisions only apply to the LTIP Unit Award Agreements of Mr. Edward Coppola and Mr. Thomas O’Hern.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be executed as of the          day of                                   ,             .

THE MACERICH COMPANY

By:

THE MACERICH PARTNERSHIP, L.P.

By:	The Macerich Company,
its general partner

By:

GRANTEE

Name:

EXHIBIT A

FORM OF LIMITED PARTNER SIGNATURE PAGE

The Grantee, desiring to become one of the within named Limited Partners of The Macerich Company, L.P., hereby accepts all of the terms and conditions of (including, without limitation, the provisions related to powers of attorney), and becomes a party to, the Agreement of Limited Partnership, dated as of March 16, 1994, of The Macerich Partnership, L.P., as amended (the “Partnership Agreement”).  The Grantee agrees that this signature page may be attached to any counterpart of the Partnership Agreement and further agrees as follows (where the term “Limited Partner” refers to the Grantee:

1.                                      The Limited Partner hereby confirms that it has reviewed the terms of the Partnership Agreement and affirms and agrees that it is bound by each of the terms and conditions of the Partnership Agreement, including, without limitation, the provisions thereof relating to limitations and restrictions on the transfer of Partnership Units.  Without limitation of the foregoing, the Limited Partner is deemed to have made all of the acknowledgements, waivers and agreements set forth in Section 10.6 and 13.11 of the Partnership Agreement.

2.                                      The Limited Partner hereby confirms that it is acquiring the Partnership Units for its own account as principal, for investment and not with a view to resale or distribution, and that the Partnership Units may not be transferred or otherwise disposed of by the Limited Partner otherwise than in a transaction pursuant to a registration statement filed by the Partnership (which it has no obligation to file) or that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and all applicable state and foreign securities laws, and the General Partner may refuse to transfer any Partnership Units as to which evidence of such registration or exemption from registration satisfactory to the General Partner is not provided to it, which evidence may include the requirement of a legal opinion regarding the exemption from such registration.  If the General Partner delivers to the Limited Partner shares of common stock of the General Partner (“Common Shares”) upon redemption of any Partnership Units, the Common Shares will be acquired for the Limited Partner’s own account as principal, for investment and not with a view to resale or distribution, and the Common Shares may not be transferred or otherwise disposed of by the Limited Partner otherwise than in a transaction pursuant to a registration statement filed by the General Partner with respect to such Common Shares (which it has no obligation under the Partnership Agreement to file) or that is exempt from the registration requirements of the Securities Act and all applicable state and foreign securities laws, and the General Partner may refuse to transfer any Common Shares as to which evidence of such registration or exemption from such registration satisfactory to the General Partner is not provided to it, which evidence may include the requirement of a legal opinion regarding the exemption from such registration.

3.                                      The Limited Partner hereby affirms that it has appointed the General Partner, any liquidator and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, in accordance with Section 6.10 of the Partnership Agreement, which section is hereby incorporated by reference.  The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the death, incompetency, dissolution, disability, incapacity, bankruptcy or termination of the Limited Partner and shall extend to the Limited Partner’s heirs, executors, administrators, legal representatives, successors and assigns.

4.                                      The Limited Partner hereby irrevocably consents in advance to any amendment to the Partnership Agreement, as may be recommended by the General Partner, intended to avoid the Partnership being treated as a publicly-traded partnership within the meaning of Section 7704 of the Internal Revenue Code, including, without limitation, (a) any amendment to the provisions of Section 9.1 or the Redemption Rights Exhibit of the Partnership Agreement intended to increase the waiting period between the delivery of a notice of redemption and the redemption date to up to sixty (60) days or (b) any other amendment to the Partnership Agreement intended to make the redemption and transfer provisions, with respect to certain redemptions and transfers, more similar to the provisions described in Treasury Regulations Section 1.7704 1(f).

5.                                      The Limited Partner hereby appoints the General Partner, any Liquidator and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to execute and deliver any amendment referred to in the foregoing paragraph 4(a) on the Limited Partner’s behalf.  The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the death, incompetency, dissolution, disability, incapacity, bankruptcy or termination of the Limited Partner and shall extend to the Limited Partner’s heirs, executors, administrators, legal representatives, successors and assigns.

6.                                      The Limited Partner agrees that it will not transfer any interest in the Partnership Units (i) through a national, non-U.S., regional, local or other securities exchange or (ii) an over-the-counter market (including an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise) or (iii) to or through (a) a person, such as a broker or dealer, that makes a market in, or regularly quotes prices for, interests in the Partnership or (b) a person that regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to any interests in the Partnership and stands ready to effect transactions at the quoted prices for itself or on behalf of others.

7.                                      The Limited Partner acknowledges that the General Partner shall be a third party beneficiary of the representations, covenants and agreements set forth in Sections 4 and 5 hereof.  The Limited Partner agrees that it will transfer, whether by assignment or otherwise, Partnership Units only to the General Partner or to transferees that provide the Partnership and the General Partner with the representations and covenants set forth in Sections 4 and 5 hereof.

8.                                      This Acceptance shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Signature Line for Limited Partner:

Name

Date:

Address of Limited Partner:

EXHIBIT B

GRANTEE’S COVENANTS, REPRESENTATIONS AND WARRANTIES

The Grantee hereby represents, warrants and covenants as follows:

(a)                                 The Grantee has received and had an opportunity to review the following documents (the “Background Documents”):

(i)                                     The Company’s latest Annual Report to Stockholders;

(ii)                                  The Company’s Proxy Statement for its most recent Annual Meeting of Stockholders;

(iii)                               The Company’s Report on Form 10-K for the fiscal year most recently ended;

(iv)                              The Company’s Form 10-Q, if any, for the most recently ended quarter filed by the Company with the Securities and Exchange Commission since the filing of the Form 10-K described in clause (iii) above;

(v)                                 Each of the Company’s Current Report(s) on Form 8-K, if any, filed since the end of the fiscal year most recently ended for which a Form 10-K has been filed by the Company;

(vi)                              The Partnership Agreement;

(vii)                           The Stock Plan; and

(viii)                        The Company’s Articles of Amendment and Restatement, as amended.

The Grantee also acknowledges that any delivery of the Background Documents and other information relating to the Company and the Partnership prior to the determination by the Partnership of the suitability of the Grantee as a holder of [2013] LTIP Units shall not constitute an offer of [2013] LTIP Units until such determination of suitability shall be made.

(b)                                 The Grantee hereby represents and warrants that

(i)                                     The Grantee either (A) is an “accredited investor” as defined in Rule 501(a) under the Securities Act, or (B) by reason of the business and financial experience of the Grantee, together with the business and financial experience of those persons, if any, retained by the Grantee to represent or advise him with respect to the grant to him of [2013] LTIP Units, the potential conversion of [2013] LTIP Units into units of limited partnership of the Partnership (“Common Units”) and the potential redemption of such Common Units for shares the Company’s common stock (“REIT Shares”), has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that the Grantee (I) is capable of evaluating the merits and risks of an investment in the Partnership and potential investment in the Company and of making an informed investment decision, (II) is capable of protecting his own interest or has engaged representatives or advisors to assist him in protecting his interests, and (III) is capable of bearing the economic risk of such investment.

(ii)                                  The Grantee understands that (A) the Grantee is responsible for consulting his own tax advisors with respect to the application of the U.S. federal income tax laws, and the tax laws of any state, local or other taxing jurisdiction to which the Grantee is or by reason of the award of [2013] LTIP Units may become subject, to his particular situation; (B) the Grantee has not received or relied upon business or tax advice from the Company, the Partnership or any of their respective employees, agents, consultants or advisors, in their capacity as such; (C) the Grantee provides services to the Partnership on a regular basis and in such capacity has access to such information, and has such experience of and involvement in the business and operations of the Partnership, as the Grantee believes to be necessary and appropriate to make an informed decision to accept the award of [2013] LTIP Units; and (D) an investment in the Partnership and/or the Company involves substantial risks.  The Grantee has been given the opportunity to make a thorough investigation of matters relevant to the [2013] LTIP Units and has been furnished with, and has reviewed and understands, materials relating to the Partnership and the Company and their respective activities (including, but not limited to, the Background Documents).  The Grantee has been afforded the opportunity to obtain any additional information (including any exhibits to the Background Documents) deemed necessary by the Grantee to verify the accuracy of information conveyed to the Grantee.  The Grantee confirms that all documents, records, and books pertaining to his receipt of [2013] LTIP Units which were requested by the Grantee have been made available or delivered to the Grantee.  The Grantee has had an opportunity to ask questions of and receive answers from the Partnership and the Company, or from a person or persons acting on their behalf, concerning the terms and conditions of the [2013] LTIP Units.  The Grantee has relied upon, and is making its decision solely upon, the Background Documents and other written information provided to the Grantee by the Partnership or the Company.

(iii)                               The [2013] LTIP Units to be issued, the Common Units issuable upon conversion of the [2013] LTIP Units and any REIT Shares issued in connection with the redemption of any such Common Units will be acquired for the account of the Grantee for investment only and not with a current view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein, without prejudice, however, to the Grantee’s right (subject to the terms of the [2013] LTIP Units, the Stock Plan, the agreement of limited partnership of the Partnership, the articles of organization of the Company, as amended, and the Award Agreement) at all times to sell or otherwise dispose of all or any part of his [2013] LTIP Units, Common Units or REIT Shares in compliance with the Securities Act, and applicable state securities laws, and subject, nevertheless, to the disposition of his assets being at all times within his control.

(iv)                              The Grantee acknowledges that (A) neither the [2013] LTIP Units to be issued, nor the Common Units issuable upon conversion of the [2013] LTIP Units, have been registered under the Securities Act or state securities laws by reason of a specific exemption or exemptions from registration under the Securities Act and applicable state securities laws and, if such [2013] LTIP Units or Common Units are represented by certificates, such certificates will bear a legend to such effect, (B) the reliance by the Partnership and the Company on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of the Grantee contained herein, (C) such [2013] LTIP Units or Common Units, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available, (D) there is no public market for such [2013] LTIP Units and Common Units and (E) neither the Partnership nor the Company has any obligation or intention to register such [2013] LTIP Units or the Common Units issuable upon conversion of the [2013] LTIP Units under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws, except, that, upon the redemption of the Common Units for REIT Shares, the Company may issue such REIT Shares under the Stock Plan and pursuant to a Registration Statement on Form S-8 under the Securities Act, to the extent that (I) the Grantee is eligible to receive such REIT Shares under the Stock Plan at the time of such issuance, (II) the Company has filed a Form S-8 Registration Statement with the Securities and Exchange Commission registering the issuance of such REIT Shares and (III) such Form S-8 is effective at the time of the issuance of such REIT Shares.  The Grantee hereby acknowledges that because of the restrictions on transfer or assignment of such [2013] LTIP Units acquired hereby and the Common Units issuable upon conversion of the [2013] LTIP Units which are set forth in the Partnership Agreement or this Agreement, the Grantee may have to bear the economic risk of his ownership of the [2013] LTIP Units acquired hereby and the Common Units issuable upon conversion of the [2013] LTIP Units for an indefinite period of time.

(v)                                 The Grantee has determined that the [2013] LTIP Units are a suitable investment for the Grantee.

(vi)                              No representations or warranties have been made to the Grantee by the Partnership or the Company, or any officer, director, stockholder, agent, or affiliate of any of them, and the Grantee has received no information relating to an investment in the Partnership or the [2013] LTIP Units except the information specified in paragraph (b) above.

(c)                                  So long as the Grantee holds any [2013] LTIP Units, the Grantee shall disclose to the Partnership in writing such information as may be reasonably requested with respect to ownership of [2013] LTIP Units as the Partnership may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code, applicable to the Partnership or to comply with requirements of any other appropriate taxing authority.

(d)                                 The Grantee hereby agrees to make an election under Section 83(b) of the Code with respect to the [2013] LTIP Units awarded hereunder, and has delivered with this Agreement a completed, executed copy of the election form attached hereto as Exhibit C.  The

Grantee agrees to file the election (or to permit the Partnership to file such election on the Grantee’s behalf) within thirty (30) days after the award of the [2013] LTIP Units hereunder with the IRS Service Center at which such Grantee files his personal income tax returns, and to file a copy of such election with the Grantee’s U.S. federal income tax return for the taxable year in which [2013] LTIP Units are issued or awarded to the Grantee.

(e)                                  The address set forth on the signature page of this Agreement is the address of the Grantee’s principal residence, and the Grantee has no present intention of becoming a resident of any country, state or jurisdiction other than the country and state in which such residence is sited.

EXHIBIT C

ELECTION TO INCLUDE IN GROSS INCOME IN YEAR OF
TRANSFER OF PROPERTY PURSUANT TO SECTION 83(b)
OF THE INTERNAL REVENUE CODE

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.                                      The name, address and taxpayer identification number of the undersigned are:

Name:                                                      (the “Taxpayer”)

Address:

Social Security No./Taxpayer Identification No.:

2.                                      Description of property with respect to which the election is being made:

The election is being made with respect to                      [2013] LTIP Units in The Macerich Partnership, L.P. (the “Partnership”).

3.                                      The date on which the [2013] LTIP Units were transferred is                       , [2013].  The taxable year to which this election relates is calendar year [2013].

4.                                      Nature of restrictions to which the [2013] LTIP Units are subject:

(a)                                 Until the [2013] LTIP Units vest, the Taxpayer may not transfer in any manner any portion of the [2013] LTIP Units without the consent of the Partnership.

(b)                                 The Taxpayer’s [2013] LTIP Units vest in accordance with the vesting provisions described in the Schedule attached hereto.  Unvested [2013] LTIP Units are forfeited in accordance with the vesting provisions described in the Schedule attached hereto.

5.                                      The fair market value at time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the [2013] LTIP Units with respect to which this election is being made was $0 per [2013] LTIP Unit.

6.                                      The amount paid by the Taxpayer for the [2013] LTIP Units was $0 per [2013] LTIP Unit.

7.                                      A copy of this statement has been furnished to the Partnership and The Macerich Company.

Dated:

SCHEDULE TO 83(b) ELECTION

Vesting Provisions of [2013] LTIP Units

The [2013] LTIP Units are subject to performance-based vesting.  Performance-based vesting will be from 0-200% based on The Macerich Company’s (the “Company”) per-share total return to holders of the Company’s common stock (the “Total Return”) for the period from January 1, [2013] through December 31, [2013] (or earlier in certain circumstances).  The [2013] LTIP Units may vest depending on the percentile rank of the Company in terms of Total Return relative to the Total Return of a group of peer REITs (the “Peer REITs”), as measured at the end of the performance period.  Vesting of the [2013] LTIP Units will occur as follows:

Percentile Rank	Award Earned (*)
At or above the 75th percentile	200%
At the 50th percentile	100%
At the 25th percentile	50%
Below the 25th percentile	0%

(*) Linear interpolation between tiers.

Notwithstanding the foregoing, if for the performance period the Total Return on an absolute basis is less than 3%, then the Committee may in its sole and absolute discretion make equitable adjustments to the vesting criteria for the [2013] LTIP Units set forth above regardless of the percentile rank of the Company’s Total Return relative to the Total Return of the Peer REITs.  The above vesting is conditioned upon the Taxpayer remaining an employee of the Company through the applicable vesting date, and subject to acceleration of the vesting determination in the event of a change of control of the Company or termination of the Taxpayer’s service relationship with the Company under specified circumstances.  Unvested [2013] LTIP Units are subject to forfeiture in the event of failure to vest based on the determination of the performance-based percentage.

SCHEDULE A TO [2013] LTIP UNIT AWARD AGREEMENT

Date of Award Agreement:
Name of Grantee:
Number of [2013] LTIP Units Subject to Grant:
Grant Date:

Initials of Company representative:

Initials of Grantee: